Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT by and between MeadWestvaco Corporation, a Delaware corporation (the “Company”), and Robert K. Beckler (the “Executive”) is dated as of March 3, 2014.

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 1; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, or a sale or other disposition of all or substantially all of the assets of the Company (as determined under applicable Delaware law) (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Resulting Corporation and its affiliates or any employee benefit plan (or related trust) of the Resulting Corporation and its affiliates) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the Resulting Corporation or the combined voting power of the then outstanding voting securities of the Resulting Corporation except to the extent that such ownership existed with respect to the Company prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the Resulting Corporation (the “Resulting Board”) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2. Certain Other Definitions. (a) “Affiliated Companies” shall include any company controlled by, controlling or under common control with the Company.

(b) The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the second anniversary of the date hereof, as subsequently extended as described below. The Change of Control Period shall be automatically extended for successive one-year periods unless the Company notifies the Executive in writing, at least one year prior to the end of the then current term, that the Change of Control Period will not be extended; provided, however, that the Change of Control Period and this Agreement shall terminate if the Executive’s employment with the Company terminates for any reason before a Change of Control, except as provided in Section 2(c) and Section 13(f) below.

(c) The “Effective Date” shall mean the first date during the Change of Control Period on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs within 30 days after the Executive’s termination of employment and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(d) “Merger of Equals Period” shall mean (i) any portion of the Employment Period (as defined in Section 3) up to and including the first anniversary of the Effective Date during which the conditions set forth in the next sentence are met, and (ii) if the conditions set forth in the next sentence are met on the first anniversary of the Effective Date, the portion of the Employment Period that follows the first anniversary of the Effective Date. The conditions referred to in the preceding sentence are that (A) the Change of Control that occurred on the Effective Date was a Business Combination, and (B) at the time in question, (I) at least 50% of the members of the Resulting Board are individuals who were members of the Incumbent Board (as defined in Section 1(b)) at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination, and (II) either (x) the position of chief executive officer of the Resulting Corporation is occupied by an individual who was employed by the Company immediately before such Business Combination, or (y) a majority of the leadership positions reporting directly to the chief executive officer of the Resulting Corporation are occupied by individuals who were employed by the Company immediately before such Business Combination.

(e) The “Multiple” means two.

(f) “Peer Executives” shall mean, at any given time, the other persons employed by the Company or any of the Affiliated Companies who either (1) were, immediately before the Effective Date, party to agreements with the Company substantially in the form of this Agreement (without regard to the definition of “Multiple”) or (2) are similarly situated executives who were employed, before the Effective Date, by the other party to the transaction constituting a Change of Control hereunder.

(g) “Relevant Time” shall mean immediately before the Effective Date, except to the extent otherwise provided in Section 4(b)(ix).

3. Employment Period. The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”). The Employment Period shall terminate upon the termination of the Executive’s employment for any reason.

4. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, there shall be no material reduction in the Executive’s position, authority,

duties, responsibilities or salary grade as compared to those held, exercised and assigned to the Executive at the Relevant Time. Notwithstanding the foregoing, during any Merger of Equals Period, the Executive’s position may be changed in a manner violating the requirements of this Section 4(a)(i), provided that the Executive continues to have responsibilities and authority that are, in the aggregate, comparable to those held by the Executive at the Relevant Time; and provided, further, that neither a reduced scope of the Executive’s responsibilities resulting from the fact that the Change of Control has created a larger organization, nor a change in the Executive’s title and reporting responsibilities, shall be the sole basis for determining whether the requirements of this sentence are met.

(ii) During the Employment Period, the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date, or at any other location that does not result in the Executive’s commuting distance from the Executive’s residence being increased by more than 40 miles; provided, that if the Executive voluntarily changes his residence after the Effective Date, then a new work location shall not be considered to have increased the Executive’s commuting distance by more than 40 miles unless such an increase both (1) occurs in relation to the Executive’s new residence and (2) would have occurred even if the Executive had not changed his residence.

(iii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) which shall be not less than the Executive’s annual base salary from the Company and the Affiliated Companies as in effect immediately before the Effective Date, except as otherwise permitted below in this Section 4(b)(i). Any increase in Annual Base Salary during the Employment Period shall not serve to limit or reduce any other obligation to the Executive under this Agreement, and except as provided in the next sentence, the Annual Base Salary shall not be reduced during the Employment Period. Notwithstanding the foregoing during any Merger of Equals Period the Annual Base Salary may be decreased if all the annual base salaries of all of the Peer Executives are decreased by the same or a greater percentage. The term Annual Base Salary as utilized in his Agreement shall refer to Annual Base Salary as increased or decreased to the extent permitted by this Section 4(b)(i).

(ii) Incentive Compensation Opportunities. In addition to the Annual Base Salary, the Executive shall be granted, during the Employment Period, cash-based and equity-based awards representing the opportunity to earn incentive compensation on terms and conditions no less favorable to the Executive, in the aggregate, than those provided generally at any time after the Effective Date to the Peer Executives or, if more favorable to the Executive, than those provided by the Company and the Affiliated Companies for the Executive immediately before the Effective Date. In determining whether the Executive’s incentive compensation opportunities during the Employment Period meet the requirements of the preceding sentence, there shall be taken into account all relevant terms and conditions, including, without limitation and to the extent applicable, the potential value of such awards at minimum, target and maximum performance levels, and the difficulty of achieving the applicable performance goals.

(iii) Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to the Peer Executives, on comparable terms and conditions, but in no event shall such plans, practices, policies and programs provide the Executive with savings opportunities and retirement benefits, in each case, less favorable, in the aggregate, to the Executive than those provided by the Company and the Affiliated Companies to the Executive at the Relevant Time.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case maybe, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (collectively, “Welfare Benefits”) to the extent applicable generally to the Peer Executives, on comparable terms and conditions, but in no event shall such Welfare Benefits for the Executive be less favorable, in the aggregate, to the Executive than the Welfare Benefits provided by the Company and the Affiliated Companies to the Executive at the Relevant Time.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures as in effect for the Peer Executives; provided, that such policies, practices and procedures shall not be less favorable to the Executive than those provided by the Company and the Affiliated Companies to the Executive at the Relevant Time.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, as in effect for Peer Executives; provided, that such fringe benefits shall not be less favorable, in the aggregate, to the Executive than those provided by the Company and the Affiliated Companies to the Executive at the Relevant Time.

(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, as in effect for the Peer Executives; provided, that such facilities and assistance shall not be less favorable, in the aggregate, to the Executive than those provided by the Company and the Affiliated Companies to the Executive at the Relevant Time.

(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Peer Executives; provided, that such plans, policies, programs and practices shall not be less favorable to the Executive than those provided by the Company and the Affiliated Companies to the Executive at the Relevant Time.

(ix) Changes During Merger of Equals Period. Notwithstanding the foregoing, during any Merger of Equals Period, the incentive compensation opportunities and benefits provided to the Executive may be changed in a manner violating the requirements of any of Sections 4(b)(ii)-(viii), if such changes apply to Peer Executives generally. Following any such change, the “Relevant Time” for determining whether such requirements continue to be satisfied with respect to the particular benefit that has been changed shall be immediately following the effectiveness of such change.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 13(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates

(other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct; or

(iii) a clearly established violation by the Executive of the Company’s Code of Conduct that is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) A material diminution in the Executive’s Annual Base Salary (other than as permitted under Section 4(b)(i) hereof);

(ii) A material diminution in the Executive’s authority, duties, or responsibilities (other than as permitted by Section 4(a) hereof);

(iii) A material change in the geographic location at which the Executive must perform services for the Company in violation of Section 4(a)(ii) hereof; or

(iv) Any other action or inaction that constitutes a material breach by the Company of this Agreement, including any failure of the Company to comply with and satisfy Section 11(c) of this Agreement.

(d) Notice of Termination; Opportunity to Cure. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifies the Date of Termination (as defined below). If the Executive is terminating employment for Good Reason, (i) the Executive shall give the Company the Notice of Termination not less than 60 days following the event giving rise to the Executive’s Good Reason termination, and (ii) the Company shall have a period of 30 days after receiving the Notice of Termination to remedy the action or inaction on which Good Reason is based. If the Company fails to remedy the action or inaction on which Good Reason is based within such 30-day period, the Executive may terminate his or her employment for Good Reason within 30 days after the end of the cure period.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by reason of the Executive’s death, the date of death, (ii) if the Executive’s employment is terminated by reason of Disability, the Disability Effective Date, and (iii) if the Executive’s employment is otherwise terminated by the Company or by the Executive, the date of receipt of the Notice of Termination or any date within 30 days thereafter that is specified in the Notice of Termination.

6. Obligations of the Company upon Termination. (a) Good Reason, Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

(i) The Company shall pay to the Executive, in a lump sum cash payment within 30 days after the Date of Termination, the aggregate of the following amounts:

(a) The sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the average of the annual cash bonuses payable to the Executive under the bonus programs of the Company and the Affiliated Companies during the period of three years ending on the Effective Date, or such shorter period during which the Executive has been employed by the Company (disregarding for this purpose any deferral of the payment of any such bonuses) (the “Average Incentive Compensation”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”), and

(b) The amount equal to the product of (1) the Multiple, times (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Average Incentive Compensation.

(ii) Unless the Date of Termination occurs during the Merger of Equals Period, all benefits accrued through the Date of Termination by the Executive under the Company’s qualified defined benefit retirement plan (the “Retirement Plan”) and any excess defined benefit retirement plan in which the Executive participates, but not under the Mead Corporation Supplemental Executive Retirement Plan or any successor plan (the “Excess Plan”), that are not vested as of the Date of Termination shall be fully vested and shall be paid in accordance with the payment terms of the applicable plan; provided that, to the extent such benefits may not be provided under the Retirement Plan, they shall instead be provided under the Excess Plan and shall be paid at the time and in the form provided under the Excess Plan. Unless the Date of Termination occurs during the Merger of Equals Period, the Company shall also pay the Executive, in a lump sum cash payment within 30 days after the Date of Termination an amount equal to the excess of:

(a) The actuarial equivalent of the benefit under the Retirement Plan (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the Effective Date) and the Excess Plan that the Executive would have received if the Executive’s employment had continued for three years after the Date of Termination, and if all of the Executive’s accrued benefits were fully vested and the Executive’s compensation for each of those three years had been equal to the sum of (I) the Executive’s Annual Base Salary and (II) the average of the annual cash bonuses payable to the Executive under the bonus programs of the Company and the Affiliated Companies during the period of three years ending on the Effective Date, or such shorter period during which the Executive has been employed by the Company (disregarding for this purpose any deferral of the payment of any such bonuses), over

(b) The actuarial equivalent of the Executive’s actual benefit (paid or payable) under the Retirement Plan and the Excess Plan (including any benefits that vest pursuant to the first sentence of this subsection (ii)) as of the Date of Termination.

(iii) The Company shall pay the Executive a lump sum cash payment within 30 days following the Executive’s Date of Termination equal to the cost of health coverage for the number of years equal to the Multiple, based on the monthly COBRA cost of such coverage under the Company’s health plan pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) on the Date of Termination.

(iv) The Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be reasonable and consistent with industry practice for similarly situated executives and consistent with Section 12(b) of this Agreement.

(v) To the extent not theretofore paid or provided, the Company shall timely pay or provide the Executive with any Other Benefits (as defined in Section 7) in accordance with the terms of the applicable plans.

Notwithstanding the foregoing, except with respect to payments and benefits under Sections 6(a)(i)(a)(1), 6(a)(i)(a)(3) and 6(a)(v), all payments and benefits to be provided under this Section 6(a) shall be subject to the Executive’s execution and non-revocation of a release substantially in the form attached hereto as Exhibit A. To the extent required by Section 409A of the Code, if payments and benefits subject to a release could be paid in two taxable years pursuant to the terms of this Section 6(a), such payments and benefits shall be paid in the later taxable year.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days following the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of the Peer Executives under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to the Peer Executives and their beneficiaries at the Relevant Time or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, on the Date of Termination.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days following the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to the Peer Executives and their families at the Relevant Time or, if more favorable to the Executive and/or the Executive’s family, on the Date of Termination.

(d) Cause; Other than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide to the Executive the Executive’s Annual Base Salary through the Date of Termination, and the Other Benefits, in each case, to the extent theretofore unpaid, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days following the Date of Termination.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 13(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 6(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. Notwithstanding the foregoing, the Company shall not be obligated to pay any legal fees or expenses incurred by the Executive in any contest in which the trier of fact determines that the Executive’s position was frivolous or maintained in bad faith.

9. Parachute Payments.

(a) Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce (but not below zero) the aggregate present value of the Payments under the Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide the Executive with a greater net after-tax amount than would be the case if no such reduction was made. The Payments shall be reduced as described in the preceding sentence only if (i) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (ii) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which the Executive would be subject with respect to the unreduced Payments). Only amounts payable under this Agreement shall be reduced pursuant to this Section 9, and any reduction shall be made in accordance with Section 409A of the Code.

(b) The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(c) All determinations to be made under this Section 9 shall be made by such certified public accounting firm as may be designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of the Affiliated Companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of the Affiliated Companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 11(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Section 409A.

(a) Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall in all respects be administered in accordance with Section 409A of the Code. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon a Section 409A “separation from service” or other event permitted by Section 409A, and in a manner permitted by Section 409A of the Code or an applicable exemption. For purposes of Section 409A of the Code, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. The Executive may not, directly or indirectly designate the calendar year of a payment.

(b) Reimbursements. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit; and (iv) reimbursement shall be provided for expenses incurred during the period specified in this Agreement, or if no such period is specified, during the Executive’s lifetime. If reimbursements are made with respect to outplacement services or outplacement services are provided, such reimbursements or outplacement services shall be provided in accordance with the requirements of Section 409A, including the requirement that such reimbursements be incurred or services be provided by the end of the second year after the year in which the Date of Termination occurs and all reimbursement payments be made by the end of the third year after the year in which the Date of Termination occurs.

(c) Specified Employee. Notwithstanding any provision in this Agreement to the contrary, if the Executive is a “specified employee” of a publicly traded corporation under Section 409A on the Executive’s Date of Termination and if payment of any amount under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amount shall be delayed as required by Section 409A of the Code, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of Executive’s death. A “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Section 409A of the Code, as determined by the Compensation Committee of the Board. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Compensation Committee in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.

13. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Robert K. Beckler

If to the Company:

MeadWestvaco Corporation

501 South 5th Street

Richmond, VA 23219-0501

Attention: Wendell L. Willkie, II

General Counsel

MeadWestvaco Corporation

501 South 5th Street

Richmond, VA 23219-0501

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such U.S. federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(iv) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) This Agreement, upon its execution, supersedes any other agreement between the parties with respect to the subject matter hereof. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 2(c) hereof, prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement;

provided that if it is reasonably demonstrated by the Executive that the Executive’s termination of employment within 30 days before a Change of Control (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then this Agreement shall remain in effect in accordance with Section 2(c). The Agreement may not be terminated by the Company during the Change of Control Period while the Executive remains an employee of the Company, without the Executive’s consent.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Robert K. Beckler
Robert K. Beckler

MEADWESTVACO CORPORATION

By:	/s/ John A. Luke, Jr.
John A. Luke, Jr.
Chairman and Chief Executive Officer

EXHIBIT A

RELEASE

In consideration of the severance benefits offered to me by MeadWestvaco Corporation (the “Company”) under the Employment Agreement dated as of March 3, 2014 (the “Agreement”) and other consideration, I on behalf of myself, and on behalf of my heirs, administrators, representatives, successors, and assigns (the “Releasors”), hereby release acquit and forever discharge the Company, all of its past, present and future subsidiaries and affiliates and all of their respective directors, officers, employees, agents, trustees, partners, shareholders, consultants, independent contractors and representatives, all of their respective heirs, successors, and assigns and all persons acting by, through, under or in concert with them (the “Releasees”) from any and all claims, charges, complaints, obligations, promises, agreements, controversies, damages, remedies, demands, actions, causes of action, suits, rights, costs, debts, expenses and liabilities that the Releasors might otherwise have asserted arising out of my employment with the Company and its subsidiaries and affiliates, including the termination of that employment.

However, the Releasors are not releasing any rights under (i) any qualified employee retirement plan, (ii) any claim for compensation and benefits to be provided to me under the Agreement, (ii) any claim for vested benefits or benefits that I am otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Affiliated Companies at or subsequent to the Date of Termination, (iii) any claim related to my indemnification as an officer, director and employee of the Affiliated Companies under the Company’s Certificate of Incorporation or By-Laws, or (iv) any rights or claims that may arise after the date on which I sign this release (the “Release”). Those rights shall survive unaffected by this Release.

I understand that, as a consequence of my signing this Release, I am giving up, any and all rights I might otherwise have with respect to my employment and the termination of that employment including but not limited to rights under (1) the Age Discrimination in Employment Act of 1967, as amended; (2) any and all other federal, state, or municipal laws prohibiting discrimination in employment on the basis of sex, race, national origin, religion, age, handicap, or other invidious factor, or retaliation; and (3) any and all theories of contract or tort law related to my employment or termination thereof, whether based on common law or otherwise.

I acknowledge and agree that:

A. The benefits I am receiving under the Agreement constitute consideration over and above any benefits that I might be entitled to receive without executing this Release.

B. The Company advised me in writing to consult with an attorney prior to signing this Release.

C. I was given a period of at least twenty-one (21) days within which to consider this Release; and

D. The Company has advised me of my statutory right to revoke my agreement to this Release at anytime within seven (7) days of my signing this Release.

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I warrant and represent that my decision to sign this Release was (1) entirely voluntary on my part; (2) not made in reliance on any inducement, promise, or representation, whether express or implied, other than the inducements, representations, and promises expressly set forth herein and in the Agreement and (3) did not result from any threats or other coercive activities to induce my agreement to this Release.

If I exercise my right to revoke this Release within seven (7) days of my execution of this Release, I warrant and represent that I will: (1) notify the Company in writing, in accordance with the attached Agreement, of my revocation of this Release, and (2) simultaneously return in full any consideration received from the Company or any employee benefit plan sponsored by the Company.

The parties agree that this release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce the Age Discrimination in Employment Act of 1967, as amended and other laws. In addition, the parties agree that this release shall not be used to justify interfering with my protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that the Releasors knowingly and voluntarily waive all rights or claims that arose prior to the date hereof that the Releasors may have against the Releasees to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall be construed in accordance with its fair meaning and in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

I further warrant and represent that I fully understand and appreciate the consequences of my signing this Release.

Name:
(Please Print)

Signature:

Date:

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